As filed with the Securities and Exchange Commission on October 29, 2021
Registration No. 333-238791
Registration No. 333-217316

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-238791
Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-217316

UNDER
THE SECURITIES ACT OF 1933
CADENCE BANCORPORATION
(Exact name of registrant as specified in its charter)

Delaware	47-1329858
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2800 Post Oak Boulevard, Suite 3800
Houston, Texas 77056
(713) 871-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cadence Bancorporation 2018 Employee Stock Purchase Plan
Amended and Restated 2015 Cadence Bancorporation Omnibus Incentive Plan
(Full titles of the plans)

Cathy Freeman
Cadence Bank
One Mississippi Plaza 201 South Spring Street
Tupelo, Mississippi
(662) 680-2000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company		☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”), filed by Cadence Bancorporation, a Delaware corporation (the “Company”), remove from registration all shares of Class A common stock, par value $0.01 per share, of the Company (the “Shares”) registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”) pertaining to the registration of the Shares offered under certain employee benefit and equity plans and agreements.

Registration No.	Date Filed with SEC	Name of Equity Plan or Agreement	Shares
333-238791	May 29, 2020	Cadence Bancorporation 2018 Employee Stock Purchase Plan	264,265
333-217316	April 14, 2017	Amended and Restated 2015 Cadence Bancorporation Omnibus Incentive Plan	7,500,000

On October 29, 2021, pursuant to an Agreement and Plan of Merger dated as of April 12, 2021 and amended as of May 27, 2021 (the “Merger Agreement”), by and between BancorpSouth Bank, a Mississippi state-chartered bank (“BancorpSouth”), and the Company, the Company merged with and into BancorpSouth (the “Merger”), with BancorpSouth surviving the Merger.  In connection with the closing, BancorpSouth changed its name from “BancorpSouth Bank” to “Cadence Bank” and changed its ticker symbol to “CADE”.

As a result of the consummation of the Merger and the other transactions contemplated by the Merger Agreement, the Company has terminated any and all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold or not yet issued at the termination of the offerings, the Company hereby removes from registration all such securities of the Company registered pursuant to the Registration Statements that remain unsold or not yet issued as of the date hereof.  Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tupelo, State of Mississippi, on October 29, 2021.

CADENCE BANK
(as successor by merger to Cadence Bancorporation)

By:	/s/ Cathy Freeman
Cathy Freeman
Senior Executive Vice President and Chief Administrative Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

[Signature Page to Post-Effective Amendment on Form S-8]